Filed Pursuant to Rule 433

Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

100% Principal Protected Callable Notes

Linked to the 10-Year Constant Maturity Treasury Rate

due May 2013

(the “Notes”)

US$1,000 principal amount per unit

Private Offering Notice

Summary Terms

The Notes:

•

The Notes are designed for investors who believe that the 10-Year Constant Maturity Treasury Rate will be equal to or less than the strike rate indicated below on at least one observation date occurring at three-month intervals commencing in November 2008 to and including the final observation date occurring shortly prior to the maturity date, and who are willing to receive no return on their investment if the 10-Year Constant Maturity Treasury Rate is greater than the strike rate as of each such observation date, as described in this pricing supplement. Investors must be willing to forego periodic payments of interest.

•	The Notes are 100% principal protected.

•

The Notes are made available to each investor outside of the United States in a minimum initial investment of US$50,000 (US$100,000 for residents of the European Economic Area), and subject to any other restrictions, as may be applicable to an investor under the private offering rules of any jurisdiction outside of the United States.

•	There will be no payments on the Notes prior to the maturity date or if the Notes are automatically redeemed, the call date.

•	Other than in connection with an automatic redemption, the Notes will not be redeemable prior to the maturity date.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and will be part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No. .

•	The settlement date for the Notes is expected to be May , 2008.

Automatic redemption:

•

If the 10-Year Constant Maturity Treasury Rate is equal to or less than the strike rate on an observation date, which will be the fifth business day preceding any potential call date, the Notes will be automatically redeemed on the corresponding potential call date (which will then become the “call date”), and investors will receive a return on their investment equal to $1,000 per unit plus the call premium applicable to such call date.

•

A potential call date will occur on the     day of February, May, August and November of each year, from and including November     , 2008 (six months after the issuance of the Notes) to and including the maturity date.

•	Upon redemption, the Notes will no longer be outstanding and no additional payments will be made on the Notes on any subsequent call date or on the maturity date.

Call premium:

•

The call premium will be between 9% and 13% of the $1,000 original public offering price per annum, calculated from the settlement date for the notes to the applicable call date. The actual call premium will be determined on the pricing date and will be set forth in the final pricing supplement made available in connection with the sale of the Notes.

Strike rate:

•

The strike rate will be a fixed rate which will be equal to the level of the 10-Year Constant Maturity Treasury Rate on the pricing date. The actual strike rate will be determined on the pricing date and will be set forth in the final pricing supplement made available in connection with sales of the Notes.

The Notes, the subject of the attached offering document (the “Offering Document”), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Notes are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill Lynch & Co., Inc. (the “Company”).

No Prospectus (as defined in the EU Prospectus Directive) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any European Economic Area (“EEA”) member state and any purchaser of the Notes who subsequently sells any of their Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive as implemented in that member state.

The discussion contained in the Offering Document relating to the tax implications of investing in the Notes not based upon, and does not reflect, the tax laws of any jurisdiction outside of the United States. Accordingly, investors should consult their local tax advisor before making an investment in the Notes.

This Notice and the Offering Document have been provided by the Company for informational purposes only. Prospective investors should not treat the contents of this Notice or the Offering Document as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Notes. Attention is drawn in particular to the risk factors set forth on page TS-6 of the attached Term Sheet, pages PS-4 to PS-8 of the attached STrategic Accelerated Redemption Securities Product Supplement STR-2 and pages S-3 to S-4 of the MTN Prospectus Supplement included in the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited (“MLIB”), which is authorized and regulated by the Financial Services Authority, with a registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), which is handling the sale of the Notes, has no place of business in the United Kingdom and is not regulated by the Financial Services Authority. Therefore, with respect to any action taken by MLPF&S, the regulatory regime governing an investor’s rights will be different than that of investors’ rights in the United Kingdom, and the United Kingdom rules for the protection of private investors and the United Kingdom Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for United Kingdom investors.

Investors should also note the following:

    (a)        The Notes are denominated in United States dollars. Investors that purchase Notes with a currency other than United States dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

    (b)        The price and value of the Notes can fluctuate and may fall against the investor’s interest and an investor may get back less than what he or she invested.

    (c)        Investment in the Notes may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Notes and the suitability of purchasing the Notes in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

    (d)        Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of the Notes.

    (e)        MLPF&S or one of its affiliates may be the only market maker, if any, in the Notes.

    (f)        A selling concession of 1.50% of the public offering price is included in the terms of the Notes and is payable to the Merrill Lynch & Co., Inc. and its affiliates. If MLPF&S or its affiliates make a market in the Notes, it may apply a sales charge (i.e., a mark-up or a mark-down, as the case may be, calculated as a percentage of the market value of the Notes), details of which will be disclosed, upon request, to investors buying/selling the Notes from/to MLPF&S or its affiliates in the secondary market.

Circular 230 Legend. Any discussions of United States federal income tax matters contained in the Offering Document (a) were not intended or written to be legal or tax advice to any person and were not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any tax-related penalties that may be imposed on such person, and (b) were written to support the promotion or marketing of the Notes by the Company. Each person considering an investment in the Notes should seek advice based on its particular circumstances from an independent tax advisor.

Notwithstanding anything to the contrary contained herein, each prospective investor (and each employee, representative, or other agent of each prospective investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind that are provided to the prospective investor relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between the Company or its representatives and each prospective investor regarding an investment in the Notes.

The date of this Notice is May 2, 2008.

This Notice supplements the Pricing Supplement, dated May 2, 2008 and the MTN Prospectus Supplement, General Prospectus Supplement and Prospectus, each dated March 31, 2006.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this offering notice relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov . Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the prospectus if you so request by calling toll-free 1-866-500-5408.